Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GIGPEAK, INC.

ARTICLE I

The name of the corporation is: GigPeak, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (“DGCL”) or any successor statute.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares, all of which are Common Stock, $0.001 par value per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.          The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.          Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

3.          The Board of Directors is expressly authorized to adopt, amend, alter or repeal the bylaws of the Corporation.

ARTICLE VI

To the fullest extent that the DGCL or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this provision shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. If the DGCL is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VII

The Corporation shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether criminal, civil, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify, or advance expenses to, an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors.

Neither any amendment nor repeal of this ARTICLE VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE VII, shall eliminate or reduce the effect of this provision, in respect of any matter occurring, or any cause of action, suit, claim or  proceeding that, but for this ARTICLE VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

Subject to such limitations as may be from time to time imposed by other provisions of this Certificate of Incorporation, by the bylaws of the Corporation, by the DGCL or other applicable law, or by any contract or agreement to which the Corporation is or may become a party, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this express reservation.

EXECUTED on February __, 2017.

Matthew D. Brandalise, Secretary